Exhibit 5

[LETTERHEAD OF PEPPER HAMILTON LLP]

October 9, 2003

ViroPharma Incorporated

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Re:	Registration statement on Form S-8 relating to the ViroPharma Incorporated Stock Option and Restricted Share Plan, as amended and restated, the ViroPharma Incorporated 2000 Employee Stock Purchase Plan, as amended and restated, and the ViroPharma Incorporated 2001 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to ViroPharma Incorporated, a Delaware corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to (1) an additional 750,000 shares of the Company’s common stock, par value $0.002 per share reserved for and issuable under the ViroPharma Incorporated Stock Option and Restricted Share Plan, as amended and restated (the “Option Plan”); (2) an additional 300,000 shares of the Company’s common stock, par value $0.002 per share reserved for and issuable under the ViroPharma Incorporated 2000 Employee Stock Purchase Plan, as amended and restated (the “Employee Stock Purchase Plan”); and (3) 500,000 shares of the Company’s common stock, par value $0.002 per share (collectively the “Common Stock”), issuable by the Company pursuant to awards granted or available for grant under the ViroPharma Incorporated 2001 Equity Incentive Plan (the “2001 Equity Plan”, collectively the “Plans”).

In rendering this opinion, we have examined the Registration Statement and the exhibits thereto, including the Option Plan, the Employee Stock Purchase Plan and the 2001 Equity Plan, certain records of the Company’s corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to awards granted or available for grant under each of the Plans will be, when issued and paid for in accordance with the terms of each of the respective Plans and any applicable option award agreements or related documents, validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

As counsel to the Company, we have furnished this opinion letter to you in connection with the filing of the Registration Statement. This opinion letter may also be relied upon by any investor purchasing Common Stock, registered hereby. Except as otherwise set forth herein, this opinion letter may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Sincerely,

/s/    PEPPER HAMILTON LLP